EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	August 25, 2010

Macatawa Bank Corporation Adopts Corporate Governance Policy

Holland, Michigan, August 25, 2010 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced that its Board of Directors has adopted a comprehensive Corporate Governance Policy. The policy contains guidelines designed to promote accountability and transparency for the Board of Directors and management of the Company.

"This Corporate Governance Policy reflects the commitment of our Board of Directors to fulfilling its responsibility to the shareholders of the Company to oversee the Company's overall performance and the integrity of Macatawa's business strategy and financial disclosures," said Richard L. Postma, Chairman of Macatawa Bank Corporation.

The Corporate Governance Policy defines the respective responsibilities of the Board of Directors and of management, criteria for board membership, standards for director independence, guidelines for avoiding conflicts of interests, the board leadership structure, and other important policies designed to help the Board of Directors engage in independent, objective and transparent decision-making. The Corporate Governance Policy also requires a director who fails to receive the support of a majority of shares voted in an annual election to tender his or her resignation to the Board. The full text of the Corporate Governance Policy is available in the Investor Relations section of the Company's website, www.macatawabank.com.

"By adopting this policy, we are implementing best practices for corporate governance that today's investors have come to expect. We believe that this policy will promote accountability, independence, integrity, discipline and transparency," said Postma.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on the Company's beliefs and assumptions about the financial services industry and Macatawa Bank Corporation. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission," including, but not limited to, the risk factors described in "Item 1A- Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended June 30, 2010.